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                                                                    Exhibit 10.4

DRAFT

                                  June 3, 2002

Robert H. Lessin
131 South Woodland Street
Englewood, NJ 07631

Dear Bob:

Reference is made to our letter agreement dated October 22, 2001 amending your Employment Agreement with SoundView Technology Group, Inc. The purpose of this letter is to confirm the terms of our agreement to further modify the terms of your Employment Agreement. Specifically, our agreement of June 8, 1998, as amended by our agreements of October 30, 1998, January 1, 1999 and October 22, 2001 (collectively, your Employment Agreement"), is further amended as provided in this letter.

A. Section 1 of the Employment Agreement, is amended in its entirety to read as follows:

SECTION 1. EMPLOYMENT. You will be employed by SoundView Technology Group, Inc. as the Chairman of SoundView Ventures Corporation, a wholly owned subsidiary of SoundView Technology Group, Inc., the purpose of which is to act as the investment advisor for the four Dawntreader Fund II parallel funds (collectively, the "Dawntreader II Funds"), and as otherwise set forth herein. You will continue to devote a significant amount of your time to working with the employees of SoundView Ventures Corporation towards the goal of investing the remaining capital of the Dawntreader II Funds. In addition, you will be reasonably available to assist our investment bankers as requested in the execution of advisory and other investment banking engagements. In order to continue to be available to provide investment banking services, you will continue to be registered with SoundView Technology Corporation. SoundView Technology Corporation will not object and will support your dual registration with one or more of the Businesses described in Annex A, or after September 30, 2002, any other venture that you may become affiliated with if you deem it appropriate or necessary for that Business or company to be a registered broker-dealer, so long as such venture does not violate the provisions of
Section 4 herein. This Letter Agreement covers the period from the date of this letter until September 30, 2003 (the Employment Period"); PROVIDED, HOWEVER, that you may terminate the Employment Period at any time for any reason after September 30, 2002 on thirty (30) days advance notice to the Company. The Company will continue to provide secretarial support for your activities from your current secretary, at her current salary (plus discretionary bonuses and benefits), for the duration of the Employment Period. In addition, the Company agrees to retain you as a consultant to the Company at the end of the Employment Period (without regard for the timing or the reason for the termination of the Employment Period) on reasonable terms and conditions to be negotiated at the time for the period commencing as of the date immediately prior to the termination of the Employment Period and ending on May 31, 2005. During such consultancy, you shall be available to answer questions for the Company regarding the operations of venture funds and past investments of the Dawntreader II Funds, as well as such other matters as you and the Company may agree to at the time.

B. Section 2 (a) is amended to include the following sentence at the end of the section:
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During the Employment Period, you shall receive all benefits, health and otherwise, that are provided to other executives of the Company.

C. The lead in to Section 4(a) is amended as follows:

4. RESTRICTIVE COVENANTS. (a) You agree that you will not at any time during the Employment Period (and with respect to (iii) below, at all times thereafter, directly or indirectly: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by, any entity or business (including a sole proprietorship) that (x) is an NASD registered broker-dealer, or (y) except as permitted pursuant to Section 4 (b), that provides financial advisory services, provides investment banking advice or engages in capital raising; provided that up to a 4.9% interest in a publicly traded entity shall be permitted, (ii) employ or otherwise engage, or offer to employ or otherwise engage, or solicit, entice or induce for himself or any other person, entity or corporation, the services or employment of any person who is, or during the three months prior thereto has been, an employee of, or independent contractor, consultant or agent, in each case, devoting a majority of its business time to, the Company or any of its affiliates (other than your personal secretary), and (iii) use or disclose, or authorize any other person or entity to use or disclose, any information of a confidential nature (i.e., strategic plans, specifications for existing or future technology) other than as necessary to further the business objectives of the Company in accordance with the terms of your engagement hereunder; provided that the restrictions contained in this Section 4(a) shall not apply to (x) information that becomes publicly known (other than as a result of your breach of this restriction) and (y) information, the disclosure of which is reasonably necessary to defend yourself, or assert your rights, in connection with any proceeding to which the Company or its affiliates is directly or indirectly a party. You understand that your services for the Company will be of a special and unique nature, and that the breach or threatened breach of the provisions of this Section 4(a) would cause the Company irreparable harm which could not be adequately compensated for in damages by an action at law. In the event of a breach or threatened breach by you of this Section 4(a), in addition to all other remedies available to the Company at law or in equity, the Company will be entitled to seek a temporary or permanent injunction or injunctions, or temporary restraining orders or orders to prevent breaches hereof, in each case, without the need to post any security or bond.

D. Section 4(e) is amended in its entirety to read as follows:

(e) Notwithstanding anything to the contrary contained in this Letter Agreement, the Company agrees that you may own and participate in any way you deem appropriate in the management and operations of any organization or entity which is described in Annex A to this Agreement and collectively referred to as the "Businesses" and each individually as the "Business." It is the intention of both parties that you will spend no more time during the Employment Period working on the activities of any one of the Businesses than you do working for the Company; PROVIDED, HOWEVER, that the parties recognize and acknowledge that this sentence is not intended to provide for an exact calculation of time that you spend with SoundView Ventures nor with any such Business. Further, during the Employment Period and for one year thereafter, you agree that the Business and its affiliates will not hire any person employed by the Company, other than your current secretary, during the Employment Period for at least one year after such person's employment with the Company was terminated, unless their termination was by the Company, following which event there shall be no restrictions on their employment by the Business and its affiliates. Notwithstanding the previous sentence, during the Employment


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Period, the Business and its affiliates will not hire any person who was employed by the Company and whose resources were allocated to SoundView Ventures Corporation as of the date hereof or was your secretary. Moreover, during the Employment Period and for a period of one year thereafter, you will not, directly or indirectly, solicit, recruit or cause to be hired any employee of the Company to work for a Person other than the Company or directly or indirectly engage in any activity that would cause any employee of the Company to leave the Company for employment with any other Person, it being understood that this restriction shall not apply to any person who on his or her own initiative contacts such third Person without any direct or indirect solicitation by or encouragement from you or because they responded to a general advertisement or a non-directional inquiry from a search firm. As used in this
Section 4(e), the term "Person" shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign. In the event that (i) the Company liquidates or dissolves or (ii) there is a sale of all or substantially all of the assets of the Company, all restrictions set forth in this Section 4 shall be terminated. In the event that the Company is acquired by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a "Change of Control"), all restrictions set forth in this Section 4 shall terminate at the time that your Employment Period terminates, provided, that the change-of-control provisions set forth in Annex A shall apply. In addition, you have advised that the Company that in addition to the possibility of owning and working for the Businesses, you may during the Employment Period, but after September 30, 2002, seek to become associated with a type of business that might be viewed as prohibited by the terms of Section 4. It is the intention of the parties to review any request you may make to become associated with such other organization on a case by case basis (other than the Businesses which shall continue to be governed by the terms of this Section 4(e)) and to grant you a waiver from the provisions of
Section 4 if the Company determines at the time that the proposed business activity does not actively compete with the Company and that your association with such a business is not inconsistent with your then activities at the Company. In the event that you request a waiver, the Company shall make a decision on the request within five (5) business days from receipt of the request. If the request is denied due to the Company's belief that the activity competes with the Company, then you shall have the option to forego the activity or end the Employment Period upon the entering into of an appropriate consultant's agreement with the Company as provided in Section 1.

In the event that the Company alleges that you have breached any provision of this Section 4, the Company shall send you written notice of such alleged breach. You shall have fifteen (15) business days from receipt of such notice to cure the alleged breach. If such breach is not cured within such period, the Company shall have the right to seek any remedies available to them under this Agreement or under applicable law.

E. Annex A is amended in its entirety to read as follows:

                                     ANNEX A

One or more businesses (collectively, the "Businesses" and individually, a "Business"), (a) the focus of which is intended to be to act as advisors to senior management of a group of clients for


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the services described in item 1 below or to pursue the opportunities described in item 2 below, or (b) is one of the entities listed in item 3 below.

1. Advisory Work relating to:

      o     Mergers and Acquisitions ("M&A")

      o     Restructuring

      o     Other Management Advisory assignments

It is understood and agreed that if any of the Businesses pursue or undertake engagements involving M&A or restructuring advisory assignments for any company involved in the technology, telecommunications or media sectors and such company is then currently being covered by research of SoundView (SoundView Technology Group and its subsidiaries) (the "Covered Companies"), the Business and the Company will work on the engagement on a joint basis, on terms and conditions to be negotiated in good faith and agreed to on a case by case basis, depending on the circumstances and the respective contributions to the engagement.

Notwithstanding the restriction set forth above, in the event that there is a Change of Control, the Business shall be prohibited from agreeing to provide any M&A or restructuring advisory services to any entity which is a Covered Company as of the day immediately prior to the Change of Control (a "Declared Covered Company"); PROVIDED, HOWEVER, that if a Business had been providing advisory services to a Declared Covered Company prior to the Change of Control pursuant to an arrangement with the Company, the Business may continue to provide such services in accordance with the terms of such arrangement. In addition, the Business may, following a Change of Control, provide M&A or restructuring advisory services to a Declared Covered Company for which it was not providing services at the time of the Change of Control pursuant to an arrangement with the successor corporation to the Company (the "Survivor"). In the event that the Survivor does not continue to cover a Declared Covered Company, the Business may send a writing to the Survivor inquiring whether the Survivor intends to reinstate coverage of such company within 120 days from the termination of the prior coverage. Unless the Business receives a writing from the Survivor within ten (10) business days, stating that, in good faith, the Survivor intends to reinstate coverage of such company within 120 days from the termination of the prior coverage, the Business may undertake any advisory services for the company without working jointly with the Survivor.

2. Principle Investing:

      o All forms of principle investing, except for those that compete with the business or investments of the Dawntreader II Funds.

3. Other Entities/Activities:

      o An entity currently known as LifeCapital, in which you and/or your family own a significant interest and whose primary purpose is to provide funding and incentives to individuals.


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As amended by this letter, your Employment Agreement shall continue to govern the terms and conditions of your employment. Please confirm your agreement by signing in the space provided below.


                                            SOUNDVIEW TECHNOLOGY GROUP, INC.


                                            BY:
                                               -----------------------------
                                               Mark F. Loehr

Agreed:


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Robert H. Lessin


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